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                                                                    EXHIBIT 99.1


[ARLINGTON HOSPITALITY, INC. LOGO]



For Immediate Release
CONTACT:                                              MEDIA CONTACT:
James B. Dale, Chief Financial Officer                Jerry Daly or Carol McCune
847-228-5401 x 361                                    703-435-6293
jimdale@arlingtonhospitality.com                      jerry@dalygray.com


            ARLINGTON HOSPITALITY, INC. ANNOUNCES JUNE 2004 RESULTS,
                        EXTENSION OF TEMPORARY AGREEMENT


         ARLINGTON HEIGHTS, Ill., July 13, 2004--Arlington Hospitality, Inc. (Nasdaq/NM: HOST), a hotel development and management company, today announced June 2004 same-room operating results for the AmeriHost Inn hotels in which the company has an ownership interest, and the sale of two AmeriHost Inn hotels. In addition, the company announced an extension of its temporary letter agreement with PMC Commercial Trust ("PMC") (AMEX: PCC), the landlord of 21 AmeriHost Inn hotels operated by the company.

JUNE RESULTS
         Same-room revenue per available room (RevPAR) in June 2004 increased
4.7 percent to $39.23, compared to June 2003. Occupancy increased 5.5 percent to
67.3 percent, while average daily rate (ADR) decreased 0.8 percent to $58.33. The June 2004 same-room results include 51 AmeriHost Inn hotels, which have been opened for at least 13 months.




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Arlington Hospitality
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
                                One Month      Three Months    Six Months   Twelve Months
                                  Ended           Ended          Ended          Ended
                                 June 30         June 30        June 30        June 30
                                 -------         -------        -------        -------
Occupancy - 2004                   67.3%           62.0%          55.2%          56.7%
Occupancy - 2003                   63.8%           59.1%          54.0%          56.0%
Increase (decrease)                 5.5%            4.9%           2.2%           1.3%

Average Daily Rate - 2004        $58.33          $57.34         $56.57         $57.25
Average Daily Rate - 2003        $58.79          $57.31         $56.03         $56.92
Increase (decrease)                (0.8%)           0.1%           1.0%           0.6%

RevPAR - 2004                    $39.23          $35.56         $31.23         $32.44
RevPAR - 2003                    $37.49          $33.88         $30.26         $31.87
Increase (decrease)                 4.7%            5.0%           3.8%           2.0%


         According to Smith Travel Research, preliminary results for June 2004 indicate that RevPAR for the midscale without food and beverage segment of the lodging industry improved between 5 percent and 7 percent, compared to June 2003.

SALES/DEVELOPMENT ACTIVITY

         In addition to previously announced hotel sales, the company sold two wholly owned AmeriHost Inn hotels in the latter half of June 2004. For the second quarter of 2004, the company sold five hotels, including the sale of one unconsolidated, non-AmeriHost Inn hotel owned by a joint venture in which the company was a partner.

         The revenue and profit/loss from the sale of hotels, as well as the reduction of debt, will be reported in the company's financial statements during the quarter in which the sale transactions close.

         Year to date, including these sales, the company has sold six wholly owned AmeriHost Inn hotels and facilitated the sale of one non-AmeriHost Inn hotel owned by a joint venture.
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Arlington Hospitality
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         The company currently has five hotels under contract for sale, which are expected to be consummated within the next six months. When the company has hotels under contract for sale, even with nonrefundable cash deposits in certain cases, certain conditions to closing remain, and there can be no assurance that these sales will be consummated as anticipated.

         The sales and development activities set forth above do not represent guidance on, or forecasts of, the results of the company's entire consolidated operations, which are reported on a quarterly basis.

         For more information regarding Arlington's hotels for sale and development opportunities either on a joint venture or turnkey basis, contact Stephen Miller, Senior Vice President - Real Estate and Business Development via email at stevem@arlingtonhospitality.com, or by telephone at (847) 228-5401, ext. 312.

EXTENSION OF TEMPORARY LETTER AGREEMENT

         The terms of a temporary letter agreement between the company and PMC deferred approximately $349,000 in base rent for the months of March through June 2004, and allowed the company to utilize $200,000 of its security deposit to partially fund the rent payments. The repayment of the deferred rent and the security deposit was to begin on July 1, 2004. The company and PMC recently agreed that these terms would be extended through July 31, 2004, including the additional deferral of approximately $85,000 in base rent for the month of July, and that the repayments to PMC will begin August 1, 2004 over a four-month period in equal monthly installments.

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Arlington Hospitality
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         The company continues to work closely with PMC in negotiating the terms of a master lease restructuring. However, there can be no assurances that the leases will be restructured on terms and conditions acceptable to the company and its subsidiary, if at all, or that a restructuring will improve operations and cash flow, or provide for the sale of the hotels to third-party operators.

ABOUT ARLINGTON HOSPITALITY

         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a 106-property mid-market, limited-service hotel brand owned and presently franchised in 20 states and Canada by Cendant Corporation (NYSE: CD). Currently, Arlington Hospitality, Inc. owns or manages 58 properties in 15 states, including 52 AmeriHost Inn hotels, for a total of 4,221 rooms, with additional AmeriHost Inn & Suites hotels under development.

         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-K for the year ended December 31, 2003 and report on Form 10-Q for the three months ended March 31, 2004 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors."



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